                             ARCH CAPITAL GROUP LTD.


                           EARNINGS RELEASE SUPPLEMENT

                              AS OF MARCH 31, 2003


                               INDEX TO SUPPLEMENT

                                                                         PAGE
                                                                      ----------
EARNINGS RELEASE.....................................................      1

CONSOLIDATED STATEMENTS OF INCOME....................................      7

CONSOLIDATED BALANCE SHEETS..........................................      8

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY...........      9

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME......................     10

CONSOLIDATED STATEMENTS OF CASH FLOWS................................     11

SUPPLEMENTAL FINANCIAL INFORMATION...................................     12

ARCH CAPITAL GROUP LTD. REPORTS 2003 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, May 12, 2003 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income for the 2003 first quarter was $52.5 million, or $0.78 per share, compared to $4.0 million, or $0.08 per share, for the 2002 first quarter. The Company also reported after-tax operating income for the 2003 first quarter of $49.2 million, or $0.73 per share, compared to $8.4 million, or $0.16 per share, for the 2002 first quarter. Net premiums written for the 2003 first quarter were $776.9 million, compared to $280.7 million for the 2002 first quarter. During the 2003 first quarter, diluted book value per share increased by $0.96, or 4.5%, to $22.16.

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of operating income, a non-GAAP measure, to net income (amounts in thousands except share data):

                                                              (UNAUDITED)
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         2003             2002
                                                     ------------     ------------
Gross premiums written ...........................   $    860,100     $    304,795
Net premiums written .............................        776,863          280,710
Net premiums earned ..............................        404,451           67,527
Underwriting income - GAAP basis .................         40,103            3,825

COMBINED RATIO:
  Statutory Basis ................................           87.7%            90.0%
  GAAP Basis .....................................           90.6%            94.3%

COMPONENTS OF NET INCOME (AFTER-TAX):
  Operating income ...............................   $     49,178     $      8,368
  Net realized investment gains (losses) .........          5,346           (1,161)
  Net foreign exchange gains (losses) ............          1,050             (108)
  Other income ...................................            971              540
  Non-cash compensation ..........................         (4,059)          (3,673)
                                                     ------------     ------------
  Net income .....................................   $     52,486     $      3,966
                                                     ============     ============

DILUTED PER SHARE RESULTS (AFTER-TAX):
  Operating income ...............................   $       0.73     $       0.16
  Net realized investment gains (losses) .........           0.08            (0.02)
  Net foreign exchange gains (losses) ............           0.02             0.00
  Other income ...................................           0.01             0.01
  Non-cash compensation ..........................          (0.06)           (0.07)
                                                     ------------     ------------
  Net income .....................................   $       0.78     $       0.08
                                                     ============     ============

  Diluted average shares outstanding .............     66,939,562       51,996,949

Operating income is defined as net income or loss excluding net realized investment gains or losses, net foreign exchange gains or losses, other income and non-cash compensation charges, net of tax. These items are excluded from operating income because the Company does not believe that they are relevant indicators of the performance of, or trends in, the Company's core business operations. Management believes that operating income provides useful information because it reflects the underlying fundamentals of the Company's operations, follows industry practice and enables investors to compare the Company's performance with its industry peer group. Operating income should not be viewed as a substitute for net income determined in accordance with GAAP.

As set forth in the above table, the Company's underwriting profit, on a GAAP basis, was $40.1 million for the 2003 first quarter, compared to $3.8 million for the 2002 first quarter. The Company's combined ratio, on a GAAP basis, was 90.6% for the 2003 first quarter, compared to 94.3% for the 2002 first quarter.

The Company's loss ratio was 65.1% for the 2003 first quarter, compared to 74.8% for the 2002 first quarter. A significant portion of the decrease was due to the higher percentage of reinsurance segment net premiums earned in 2003 relating to pro rata contracts. In addition, during the 2003 first quarter, the Company recorded lower loss ratios on business that is primarily exposed to catastrophic events based on a lower than expected level of such events. In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company's reserving method is primarily the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that very limited historical information has been reported to the Company through March 31, 2003.

The total expense ratio of the Company's operating units, on a GAAP basis, which includes acquisition expenses and other operating expenses, was 25.5% for the 2003 first quarter and 19.5% for the 2002 first quarter. The Company's acquisition expense ratio, which is reflected net of certain policy-related fee income, was 18.5% and 9.1% for the 2003 first quarter and 2002 first quarter, respectively. A significant part of the increase was due to the higher percentage of reinsurance segment net premiums earned in 2003 relating to pro rata contracts. The other operating expense ratio was 7.0% and 10.4% for the 2003 first quarter and the 2002 first quarter, respectively. While aggregate other operating expenses were higher for the 2003 first quarter compared to the 2002 first quarter, the other operating expense ratio decreased primarily due to the significant growth in net premiums earned.

The Company's underwriting results for the 2003 first quarter reflect the significant growth achieved by the Company's reinsurance segment over the past fifteen months as well as the expansion of the insurance segment into additional lines of business, which occurred primarily during the second half of 2002. Results for the 2002 first quarter were primarily related to the Company's reinsurance segment. The Company's reinsurance and insurance segments, respectively, provided 70.5% and 29.5% of net premiums written for the 2003 first quarter, compared to 94.4% and 5.6% of net premiums written for the 2002 first quarter.

In addition, the results of the Company's reinsurance segment are influenced by the amount of business written on a pro rata basis compared to business written on an excess of loss basis. Typically, pro rata business is written at lower loss ratios and higher acquisition expense ratios than excess of loss business. For the 2003 first quarter, 64.6% of the reinsurance segment's net premiums earned were generated from pro rata contracts, compared to 20.6% for the 2002 first quarter.

Net investment income for the 2003 first quarter was $18.4 million, compared to $9.2 million for the 2002 first quarter. The growth in net investment income was due to a significant increase in the Company's invested assets primarily resulting from cash flow provided by operating activities during 2002 and 2003. Consolidated cash flow provided by operating activities for the 2003 first quarter was $300.5 million, compared to $48.3 million for the 2002 first quarter. The Company's investment portfolio primarily consists of high quality fixed income securities, which had an average Standard & Poor's quality rating of "AA-" and an average duration of 2.5 years at March 31, 2003.

The Company's effective tax rate fluctuates from year to year consistent with the relative mix of income reported by jurisdiction due primarily to the varying tax rates in each jurisdiction. The Company's tax provision for the 2003 first quarter is based upon the expected annual effective tax rates on net income and operating income of 13.0% and 12.5%, respectively.

Non-cash compensation results primarily from restricted shares granted in connection with the Company's capital infusion in 2001 and its underwriting initiative. After-tax non-cash compensation expense for the 2003 first quarter was $4.1 million, compared to $3.7 million for the 2002 first quarter. Absent significant additional restricted share grants, after-tax non-cash compensation expense during the remaining three quarters of 2003 is currently expected to be approximately $3.3 million, $3.3 million, and $2.5 million, respectively.

The increase in diluted average shares outstanding in the 2003 first quarter compared to the 2002 first quarter is primarily due to the effect of the issuance of (i) 7,475,000 common shares in the stock offering completed by the Company in April 2002, (ii) 3,706,930 preference shares issued in 2002 pursuant to post-closing purchase price adjustments to investors who provided the Company's November 2001 capital infusion and (iii) 3,748,946 common shares upon the exercise of warrants from August to September 2002.

The following table summarizes selected underwriting results by segment, including combined ratios on a GAAP and statutory basis (amounts in thousands):

                                                              (UNAUDITED)
                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                     -----------------------------
                                                         2003             2002
                                                     ------------     ------------
REINSURANCE SEGMENT

  Gross premiums written .........................   $    562,661     $    264,861
  Net premiums written ...........................        547,436          264,861
  Net premiums earned ............................        265,947           55,533
  Underwriting income - GAAP basis ...............         33,174            3,849

  COMBINED RATIO:
  Statutory Basis ................................           84.4%            88.8%
  GAAP Basis .....................................           88.2%            93.1%

INSURANCE SEGMENT

  Gross premiums written .........................   $    297,439     $     39,934
  Net premiums written ...........................        229,427           15,849
  Net premiums earned ............................        138,504           11,994
  Underwriting income - GAAP basis ...............          6,929              (24)

  COMBINED RATIO:
  Statutory Basis ................................           93.8%            94.5%
  GAAP Basis .....................................           94.9%           100.2%

TOTAL

  Gross premiums written .........................   $    860,100     $    304,795
  Net premiums written ...........................        776,863          280,710
  Net premiums earned ............................        404,451           67,527
  Underwriting income - GAAP basis ...............         40,103            3,825

  COMBINED RATIO:
  Statutory Basis ................................           87.7%            90.0%
  GAAP Basis .....................................           90.6%            94.3%

Gross and net premiums written for the Company's reinsurance segment were $562.7 million and $547.4 million, respectively, for the 2003 first quarter, compared to gross and net premiums written of $264.9 million for the 2002 first quarter. For the 2003 first quarter, 57.0% of net premiums written were generated from pro rata contracts and 43.0% were generated from excess of loss treaties. For the 2002 first quarter, 29.8% of net premiums written were generated from pro rata contracts and 70.2% were derived from excess of loss treaties.

The Company's reinsurance subsidiaries have entered into reinsurance treaties and other reinsurance arrangements during the 2003 first quarter that are expected to provide approximately $854 million of annualized net reinsurance premiums, compared to $506 million in annualized net reinsurance premiums for the 2002 first quarter. The quarterly net premiums written for reinsurance operations differ from the annualized net reinsurance premiums due to the timing of recording premiums for contracts written on an excess of loss and pro rata basis. For excess of loss contracts, the minimum premium, as defined in the contract, is generally recorded as an estimate of premiums written as of the date of the treaty. Estimates of premiums written under pro rata contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by the brokers and the ceding companies.

The reinsurance segment's underwriting income, on a GAAP basis, was $33.2 million for the 2003 first quarter, compared to $3.8 million for the 2002 first quarter. The combined ratio for the reinsurance segment, on a GAAP basis, was 88.2% for the 2003 first quarter, compared to 93.1% for the 2002 first quarter. The loss ratio for the 2003 first quarter was 61.6%, compared to 73.7% for the 2002 first quarter. The acquisition expense ratio for the 2003 first quarter was 24.3%, compared to 13.1% for the 2002 first quarter, while the other operating expense ratio for the 2003 first quarter was 2.3%, compared to 6.3% for the 2002 first quarter. The decrease in the loss ratio and the increase in the acquisition expense ratio in the 2003 first quarter compared to the 2002 first quarter were due, in part, to the increased percentage of net premiums earned from pro rata contracts.

Gross and net premiums written for the Company's insurance segment were $297.4 million and $229.4 million, respectively, for the 2003 first quarter, compared to gross and net premiums written of $39.9 million and $15.8 million, respectively, for the 2002 first quarter. During 2002, the Company's insurance segment established new profit centers in various specialty lines and began writing business in its new areas of focus in the 2002 second quarter. In addition, the insurance segment added a number of new programs during 2002. Accordingly, premiums written by the insurance segment for the 2003 first quarter are significantly higher than the 2002 first quarter.

The insurance segment's underwriting income, on a GAAP basis, was $6.9 million for the 2003 first quarter, compared to an underwriting loss of $24,000 for the 2002 first quarter. The combined ratio for the insurance segment, on a GAAP basis, was 94.9% for the 2003 first quarter, compared to 100.2% for the 2002 first quarter. The loss ratio for the 2003 first quarter was 71.6%, compared to 80.3% for the 2002 first quarter. The decrease in the insurance segment's loss ratio primarily resulted from the increased contribution of business from its new areas of focus. The acquisition expense ratio for the 2003 first quarter, which is reflected net of policy-related fee income, was 7.4%, compared to (9.3%) for the 2002 first quarter. The other operating expense ratio for the 2003 first quarter was 15.9%, compared to 29.2% for the 2002 first quarter, reflecting the significant growth in net premiums earned in 2003.

At March 31, 2003 and December 31, 2002, the Company's consolidated shareholders' equity was approximately $1.5 billion, or $22.16 per diluted share, and approximately $1.4 billion, or $21.20 per diluted share, respectively. The increase in diluted per share book value was primarily attributable to the Company's operating income in the 2003 first quarter and an increase in unrealized appreciation of investments. The calculation of the Company's book value per share amounts is included in the accompanying supplemental financial information.

The Company will hold a conference call for investors and analysts at 9:30 a.m. Eastern Time on May 13, 2003. A live webcast of this call will be available at http://www.vcall.com/EventPage.asp?ID=83746 and will be archived on VCall's website from 12:00 p.m. Eastern Time on May 13, 2003 through midnight Eastern Time on June 13, 2003. A telephone replay of the conference call also will be available beginning on May 13, 2003 at 12:00 p.m. Eastern Time until May 16, 2003 at midnight Eastern Time. To access the replay, domestic callers should dial 877-660-6853 (account 1628, confirmation number 64287), and international callers should dial 201-612-7415 (account 1628, confirmation number 64287).

Arch Capital Group Ltd., a Bermuda-based company with approximately $1.5 billion in equity capital, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission, and include:

     -    the Company's ability to successfully implement its business strategy;

     - acceptance of the Company's products and services and security by brokers and insureds;

     - acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators;

     - general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

     - competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

     - the Company's ability to successfully integrate new management and operating personnel and to establish and maintain operating procedures to effectively support its new underwriting initiatives and to develop accurate actuarial data and develop and implement actuarial models and procedures;

     -    the loss of key personnel;

     - the integration of businesses the Company has acquired or may acquire into its existing operations;

     - greater than expected loss ratios on business written by the Company and adverse development on reserves for losses and loss adjustment expenses related to business written by its insurance and reinsurance subsidiaries;

     -    severity and/or frequency of losses;

     - claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in the Company's results of operations;

     - acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

     - losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale;

     - availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

     - the failure of reinsurers, managing general agents or others to meet their obligations to the Company;

     - the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

     - changes in accounting principles or the application of such principles by accounting firms or regulators;

     - statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters (such as the adoption of proposed legislation that would affect
          Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers); and

     -    rating agency policies and practices.

In addition, other general factors could affect the Company's results, including: (a) developments in the world's financial and capital markets and the Company's access to such markets; (b) changes in regulation or tax laws applicable to the Company, its subsidiaries, brokers or customers; and (c) the effects of business disruption or economic contraction due to terrorism or other hostilities.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              (UNAUDITED)
                                                           THREE MONTHS ENDED
                                                               MARCH 31,
                                                         2003             2002
                                                     ------------     ------------
REVENUES

Net premiums written .............................   $    776,863     $    280,710
Increase in unearned premiums ....................       (372,412)        (213,183)
                                                     ------------     ------------
Net premiums earned ..............................        404,451           67,527
Net investment income ............................         18,438            9,167
Net realized investment gains (losses) ...........          6,199           (1,465)
Fee income .......................................          5,676            2,755
Other income .....................................          1,139              798
                                                     ------------     ------------
TOTAL REVENUES ...................................        435,903           78,782

EXPENSES
Losses and loss adjustment expenses ..............        263,128           50,539
Acquisition expenses, net ........................         78,152            7,311
Other operating expenses .........................         31,080           12,505
Net foreign exchange (gains) losses ..............         (1,050)             108
Non-cash compensation ............................          4,264            4,128
                                                     ------------     ------------
TOTAL EXPENSES ...................................        375,574           74,591

INCOME BEFORE INCOME TAXES .......................         60,329            4,191

Income tax expense ...............................          7,843              225
                                                     ------------     ------------

NET INCOME .......................................   $     52,486     $      3,966
                                                     ============     ============

NET INCOME PER SHARE DATA
Basic ............................................   $       2.02     $       0.30
Diluted ..........................................   $       0.78     $       0.08

AVERAGE SHARES OUTSTANDING
Basic ............................................     26,017,313       13,018,631
Diluted ..........................................     66,939,562       51,996,949

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    (UNAUDITED)
                                                                                     MARCH 31,     DECEMBER 31,
                                                                                       2003            2002
                                                                                   ------------    ------------
ASSETS
Investments:
Fixed maturities available for sale, at fair value (amortized cost: 2003,
$1,976,678; 2002, $1,334,637) ..................................................   $  2,030,876    $  1,382,104
Short-term investments available for sale, at fair value (amortized cost:
2003, $175,560; 2002, $480,541) ................................................        175,560         480,541
Privately held securities (cost:  2003, $26,330; 2002, $31,630) ................         27,926          31,536
                                                                                   ------------    ------------
Total investments ..............................................................      2,234,362       1,894,181
                                                                                   ------------    ------------
Cash ...........................................................................         88,882          91,717
Accrued investment income ......................................................         20,506          17,127
Premiums receivable ............................................................        573,329         343,716
Funds held by reinsureds .......................................................         84,873          58,351
Unpaid losses and loss adjustment expenses recoverable .........................        236,899         211,100
Paid losses and loss adjustment expenses recoverable ...........................         26,072          14,462
Prepaid reinsurance premiums ...................................................        128,164         120,191
Goodwill .......................................................................         28,867          28,867
Deferred income tax asset ......................................................         10,838          16,514
Deferred acquisition costs, net ................................................        221,331         148,960
Other assets ...................................................................         52,659          46,142
                                                                                   ------------    ------------
TOTAL ASSETS ...................................................................   $  3,706,782    $  2,991,328
                                                                                   ============    ============
LIABILITIES
Reserve for losses and loss adjustment expenses ................................   $    836,056    $    592,432
Unearned premiums ..............................................................      1,141,695         761,310
Reinsurance balances payable ...................................................         70,826          89,191
Investment accounts payable ....................................................         74,924          45,960
Other liabilities ..............................................................        102,683          91,191
                                                                                   ------------    ------------
TOTAL LIABILITIES ..............................................................      2,226,184       1,580,084
                                                                                   ------------    ------------
COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Preferred shares ($0.01 par value, 50,000,000 shares authorized, issued:
2003, 38,844,665; 2002, 38,844,665) ............................................            388             388
Common shares ($0.01 par value, 200,000,000 shares authorized, issued:
2003, 27,977,277; 2002, 27,725,334) ............................................            280             277
Additional paid-in capital .....................................................      1,354,686       1,347,165
Deferred compensation under share award plan ...................................        (24,188)        (25,290)
Retained earnings ..............................................................         99,858          47,372
Accumulated other comprehensive income consisting of unrealized
appreciation in value of investments, net of deferred income tax ...............         49,574          41,332
                                                                                   ------------    ------------
TOTAL SHAREHOLDERS' EQUITY .....................................................      1,480,598       1,411,244
                                                                                   ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................   $  3,706,782    $  2,991,328
                                                                                   ============    ============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                           UNAUDITED)
                                                                                       THREE MONTHS ENDED
                                                                                           MARCH 31,
                                                                                      2003            2002
                                                                                   -----------    ------------
PREFERENCE SHARES
Balance at beginning of year ...................................................   $       388    $        357
                                                                                   -----------    ------------
Balance at end of period .......................................................           388             357
                                                                                   -----------    ------------

COMMON SHARES
Balance at beginning of year ...................................................           277             135
Common shares issued ...........................................................             3              23
                                                                                   -----------    ------------
Balance at end of period .......................................................           280             158
                                                                                   -----------    ------------

ADDITIONAL PAID-IN CAPITAL
Balance at beginning of year ...................................................     1,347,165       1,039,887
Common shares issued ...........................................................         7,147          60,963
Common shares retired ..........................................................          (254)             --
Stock options ..................................................................           628              80
                                                                                   -----------    ------------
Balance at end of period .......................................................     1,354,686       1,100,930
                                                                                   -----------    ------------

DEFERRED COMPENSATION UNDER SHARE AWARD PLAN
Balance at beginning of year ...................................................       (25,290)         (8,230)
Restricted common shares issued ................................................        (2,696)        (61,301)
Deferred compensation expense recognized .......................................         3,798           4,048
                                                                                   -----------    ------------
Balance at end of period .......................................................       (24,188)        (65,483)
                                                                                   -----------    ------------

RETAINED EARNINGS (DEFICIT)
Balance at beginning of year ...................................................        47,372         (11,610)
Net income .....................................................................        52,486           3,966
                                                                                   -----------    ------------
Balance at end of period .......................................................        99,858          (7,644)
                                                                                   -----------    ------------

ACCUMULATED OTHER COMPREHENSIVE INCOME
UNREALIZED APPRECIATION (DECLINE) IN VALUE OF INVESTMENTS,
NET OF DEFERRED INCOME TAX
Balance at beginning of year ...................................................        41,332            (170)
Change in unrealized appreciation (decline) ....................................         8,242          (7,991)
                                                                                   -----------    ------------
Balance at end of period .......................................................        49,574          (8,161)
                                                                                   -----------    ------------
TOTAL SHAREHOLDERS' EQUITY .....................................................   $ 1,480,598    $  1,020,157
                                                                                   ===========    ============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                                                           (UNAUDITED)
                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                      2003           2002
                                                                                   -----------    ------------
COMPREHENSIVE INCOME (LOSS)
Net income .....................................................................   $    52,486    $      3,966
Other comprehensive income (loss), net of deferred income tax
  Unrealized appreciation (decline) in value of investments:
    Unrealized holding gains (losses) arising during period ....................        13,588          (9,152)
    Reclassification of net realized (gains) losses included in net income .....        (5,346)          1,161
                                                                                   -----------    ------------
  Other comprehensive income (loss) ............................................         8,242          (7,991)
                                                                                   -----------    ------------
COMPREHENSIVE INCOME (LOSS) ....................................................   $    60,728    $     (4,025)
                                                                                   ===========    ============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                           (UNAUDITED)
                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                      2003            2002
                                                                                   -----------    ------------
OPERATING ACTIVITIES
Net income .....................................................................   $    52,486    $      3,966
  Adjustments to reconcile net income to net cash provided by (used for) operating activities:
     Net realized investment (gains) losses ....................................        (6,199)          1,465
     Provision for non-cash compensation .......................................         4,264           4,128
     Net unrealized foreign exchange gains .....................................          (595)             --
     Changes in:
      Reserve for losses and loss adjustment expenses, net of unpaid losses
      and loss adjustment expenses recoverable .................................       217,594          47,788
      Unearned premiums, net of prepaid reinsurance premiums ...................       372,412         212,889
      Premiums receivable ......................................................      (229,282)       (183,323)
      Deferred acquisition costs ...............................................       (72,371)        (29,432)
      Funds held by reinsureds .................................................       (26,579)             --
      Reinsurance balances payable .............................................       (18,365)         (5,862)
      Accrued investment income ................................................        (3,379)         (1,090)
      Paid losses and loss adjustment expenses recoverable .....................       (11,610)         (4,216)
      Deferred income tax asset ................................................         5,495            (359)
      Other liabilities ........................................................        13,547           2,408
      Other items, net .........................................................         3,052             (76)
                                                                                   -----------    ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES ......................................       300,470          48,286
                                                                                   -----------    ------------

INVESTING ACTIVITIES
Purchases of fixed maturity investments ........................................      (984,053)       (315,446)
Release of escrowed assets .....................................................            --         (18,833)
Sales of fixed maturity investments ............................................       333,655         122,652
Sales of equity securities .....................................................         7,121             232
Net sales of short-term investments ............................................       342,995         175,405
Acquisitions, net of cash ......................................................            --          (2,513)
Purchases of furniture, equipment and other ....................................        (5,570)           (752)
                                                                                   -----------    ------------
NET CASH USED FOR INVESTING ACTIVITIES .........................................      (305,852)        (39,255)
                                                                                   -----------    ------------

FINANCING ACTIVITIES
Proceeds from common shares issued .............................................         2,801              --
Repurchase of common shares ....................................................          (254)             --
Debt retirement and other ......................................................            --             (24)
                                                                                   -----------    ------------
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES ...........................         2,547             (24)
                                                                                   -----------    ------------

(Decrease) increase in cash ....................................................        (2,835)          9,007
Cash beginning of year .........................................................        91,717           9,970
                                                                                   -----------    ------------
CASH END OF PERIOD .............................................................   $    88,882    $     18,977
                                                                                   ===========    ============

                    ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                        (IN THOUSANDS EXCEPT SHARE DATA)

                                                                                           (UNAUDITED)
                                                                                        THREE MONTHS ENDED
                                                                                           MARCH 31,
 INVESTMENT INCOME YIELD (AT AMORTIZED COST)                                          2003            2002
                                                                                   -----------    ------------
 Pre-tax .......................................................................           3.5%            3.6%
 After-tax .....................................................................           3.1%            3.2%

                                                                                   (UNAUDITED)
                                                                                    MARCH 31,     DECEMBER 31,
 FIXED MATURITIES AND SHORT-TERM INVESTMENTS                                          2003            2002
                                                                                   -----------    ------------
 Average duration (in years) ...................................................           2.5             2.1
 Average credit quality (Standard & Poors) .....................................           AA-             AA-

                                                                                           (UNAUDITED)
                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                                      2003            2002
                                                                                   -----------    ------------
 ANNUALIZED OPERATING RETURN ON BEGINNING EQUITY(1)                                       13.9%            3.3%

  (1) Annualized operating return on beginning equity, a non-GAAP measure, equals operating income divided by shareholders' equity as of the beginning of the year.

SEGMENT INFORMATION

The determination of the Company's business segments is based on the manner in which the Company monitors the performance of its underwriting operations. The Company classifies its businesses into two underwriting segments - reinsurance and insurance - and a corporate and other segment (non-underwriting). The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. Management measures segment performance based on underwriting income or loss. The accounting policies of the segments are the same as those used for the preparation of our consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information."

The reinsurance segment consists of the Company's reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business focused on include casualty, other specialty, property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata), property catastrophe, marine, aviation and space, non-traditional and casualty clash.

The insurance segment consists of the Company's insurance underwriting subsidiaries which primarily write on a direct basis. The insurance segment consists of eight profit centers, including casualty, programs, property, executive assurance, healthcare, professional liability, construction and surety and other (primarily non-standard auto and collateralized protection business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income and other expenses incurred by the Company, net realized investment gains or losses, net foreign exchange gains or losses and non-cash compensation. The corporate and other segment also includes the results of the Company's merchant banking operations.

The following tables set forth (i) underwriting income or loss by segment, together with a reconciliation of underwriting income or loss to net income and
(ii) net premiums written and earned for each major line of business and net premiums written by client location by segment. Certain prior period information has been reclassified to conform to the current presentation.

                                                                                   (UNAUDITED)
                                                                                THREE MONTHS ENDED
                                                                                  MARCH 31, 2003
                                                                    ------------------------------------------
(in thousands)                                                      REINSURANCE     INSURANCE         TOTAL
                                                                    -----------     ----------     -----------
Gross premiums written ..........................................   $   562,661     $  297,439     $   860,100
Net premiums written ............................................       547,436        229,427         776,863

Net premiums earned .............................................   $   265,947     $  138,504     $   404,451
Policy-related fee income .......................................            --          3,213           3,213
Other underwriting-related fee income ...........................         1,927             --           1,927
Losses and loss adjustment expenses .............................      (163,915)       (99,213)       (263,128)
Acquisition expenses, net .......................................       (64,666)       (13,486)        (78,152)
Other operating expenses ........................................        (6,119)       (22,089)        (28,208)
                                                                    -----------     ----------     -----------
GAAP underwriting income ........................................   $    33,174     $    6,929          40,103
                                                                    ===========     ==========

Net investment income ...........................................                                       18,438
Other fee income, net of related expenses .......................                                          536
Other expenses ..................................................                                       (2,872)
                                                                                                   -----------
Pre-tax operating income ........................................                                       56,205
Income tax expense ..............................................                                       (7,027)
                                                                                                   -----------
After-tax operating income ......................................                                       49,178
Net realized investment gains, net of $853 tax expense ..........                                        5,346
Net foreign exchange gains, net of $0 tax expense ...............                                        1,050
Other income, net of $168 tax expense ...........................                                          971
Non-cash compensation, net of $205 tax benefit ..................                                       (4,059)
                                                                                                   -----------
NET INCOME ......................................................                                  $    52,486
                                                                                                   ===========

DILUTED PER SHARE RESULTS
Operating income ................................................                                  $      0.73
Net realized investment gains ...................................                                         0.08
Net foreign exchange gains ......................................                                         0.02
Other income ....................................................                                         0.01
Non-cash compensation ...........................................                                        (0.06)
                                                                                                   -----------
NET INCOME PER SHARE ............................................                                  $      0.78
                                                                                                   ===========

STATUTORY BASIS(1)
Loss ratio ......................................................          61.6%          71.6%           65.1%
Acquisition expense ratio(2) ....................................          21.2%          10.6%           18.1%
Other operating expense ratio ...................................           1.6%          11.6%            4.5%
                                                                    -----------     ----------     -----------
Combined ratio ..................................................          84.4%          93.8%           87.7%
                                                                    -----------     ----------     -----------

GAAP BASIS(1)
Loss ratio ......................................................          61.6%          71.6%           65.1%
Acquisition expense ratio(2) ....................................          24.3%           7.4%           18.5%
Other operating expense ratio ...................................           2.3%          15.9%            7.0%
                                                                    -----------     ----------     -----------
Combined ratio ..................................................          88.2%          94.9%           90.6%
                                                                    -----------     ----------     -----------

(1) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.
(2) The acquisition expense ratio is adjusted to include policy-related fee income.

                                                                                   (UNAUDITED)
                                                                                THREE MONTHS ENDED
                                                                                  MARCH 31, 2002
                                                                    ------------------------------------------
(in thousands)                                                      REINSURANCE     INSURANCE        TOTAL
                                                                    -----------     ----------     -----------
Gross premiums written ..........................................   $   264,861     $   39,934     $   304,795
Net premiums written ............................................       264,861         15,849         280,710

Net premiums earned .............................................   $    55,533     $   11,994     $    67,527
Policy-related fee income .......................................            --          1,168           1,168
Losses and loss adjustment expenses .............................       (40,904)        (9,635)        (50,539)
Acquisition expenses, net .......................................        (7,262)           (49)         (7,311)
Other operating expenses ........................................        (3,518)        (3,502)         (7,020)
                                                                    -----------     ----------     -----------
GAAP underwriting income ........................................   $     3,849     $      (24)          3,825
                                                                    ===========     ==========

Net investment income ...........................................                                        9,167
Other fee income, net of related expenses .......................                                         (612)
Other expenses ..................................................                                       (3,286)
                                                                                                   -----------
Pre-tax operating income ........................................                                        9,094
Income tax expense ..............................................                                         (726)
                                                                                                   -----------
After-tax operating income ......................................                                        8,368
Net realized investment losses, net of $304 tax benefit .........                                       (1,161)
Net foreign exchange losses, net of $0 tax benefit ..............                                         (108)
Other income, net of $258 tax expense ...........................                                          540
Non-cash compensation, net of $455 tax benefit ..................                                       (3,673)
                                                                                                   -----------
NET INCOME ......................................................                                  $     3,966
                                                                                                   ===========

DILUTED PER SHARE RESULTS
Operating income ................................................                                  $      0.16
Net realized investment losses ..................................                                        (0.02)
Net foreign exchange losses .....................................                                         0.00
Other income ....................................................                                         0.01
Non-cash compensation ...........................................                                        (0.07)
                                                                                                   -----------
NET INCOME PER SHARE ............................................                                  $      0.08
                                                                                                   ===========

STATUTORY BASIS(1)
Loss ratio ......................................................          73.7%          80.3%           74.8%
Acquisition expense ratio(2) ....................................          13.0%         (13.3%)          11.6%
Other operating expense ratio ...................................           2.1%          27.5%            3.6%
                                                                    -----------     ----------     -----------
Combined ratio ..................................................          88.8%          94.5%           90.0%
                                                                    -----------     ----------     -----------

GAAP BASIS(1)
Loss ratio ......................................................          73.7%          80.3%           74.8%
Acquisition expense ratio(2) ....................................          13.1%          (9.3%)           9.1%
Other operating expense ratio ...................................           6.3%          29.2%           10.4%
                                                                    -----------     ----------     -----------
Combined ratio ..................................................          93.1%         100.2%           94.3%
                                                                    -----------     ----------     -----------

(1) The loss ratios for statutory and GAAP are based on earned premiums. The statutory expense ratios are based on net premiums written, while the GAAP expense ratios are based on net premiums earned.

(2) The acquisition expense ratio is adjusted to include policy-related fee income.

                                                                         (UNAUDITED)
                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  2003                 2002
                                                            -----------------    -----------------
REINSURANCE SEGMENT                                                     % OF                 % OF
(in thousands)                                               AMOUNT     TOTAL     AMOUNT     TOTAL
                                                            ---------   -----    ---------   -----
MAJOR LINE OF BUSINESS:
 NET PREMIUMS WRITTEN
 Casualty ...............................................   $ 163,960    30.0%   $  40,740    15.4%
 Other specialty ........................................     136,015    24.8%      30,255    11.4%
 Property excluding property catastrophe ................     112,600    20.6%      42,672    16.1%
 Property catastrophe ...................................      48,773     8.9%      50,715    19.1%
 Non-traditional ........................................      47,635     8.7%      70,370    26.6%
 Marine, aviation and space .............................      31,421     5.7%      18,959     7.2%
 Casualty clash .........................................       7,032     1.3%      11,150     4.2%
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 547,436   100.0%   $ 264,861   100.0%
                                                            =========   =====    =========   =====

 NET PREMIUMS EARNED
 Casualty ...............................................   $  78,507    29.5%   $   6,516    11.7%
 Property excluding property catastrophe ................      61,067    23.0%       7,830    14.1%
 Other specialty ........................................      57,672    21.7%       7,482    13.5%
 Property catastrophe ...................................      27,611    10.4%      11,932    21.5%
 Non-traditional ........................................      22,028     8.3%      14,950    26.9%
 Marine, aviation and space .............................      15,582     5.8%       4,020     7.2%
 Casualty clash .........................................       3,480     1.3%       2,803     5.1%
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 265,947   100.0%   $  55,533   100.0%
                                                            =========   =====    =========   =====

CLIENT LOCATION:
 NET PREMIUMS WRITTEN
 United States ..........................................   $ 328,888    60.1%   $ 111,747    42.2%
 United Kingdom .........................................     109,498    20.0%      78,383    29.6%
 Bermuda ................................................      34,324     6.3%      12,324     4.7%
 France .................................................      19,431     3.5%      15,341     5.8%
 Canada .................................................      16,176     2.9%       7,931     3.0%
 Germany ................................................      13,727     2.5%      23,703     8.9%
 Switzerland ............................................       4,281     0.8%         527     0.2%
 Australia ..............................................       3,245     0.6%         845     0.3%
 Other ..................................................      17,866     3.3%      14,060     5.3%
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 547,436   100.0%   $ 264,861   100.0%
                                                            =========   =====    =========   =====

                                                                         (UNAUDITED)
                                                                     THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                   2003                 2002
                                                            -----------------    -----------------
INSURANCE SEGMENT                                                       % OF                 % OF
(in thousands)                                               AMOUNT     TOTAL     AMOUNT     TOTAL
                                                            ---------   -----    ---------   -----
MAJOR LINE OF BUSINESS:
 NET PREMIUMS WRITTEN
 Programs ...............................................   $  74,583    32.5%   $   2,267    14.3%
 Casualty ...............................................      49,335    21.5%          --      --
 Executive assurance ....................................      25,264    11.0%       1,912    12.1%
 Professional liability .................................      19,843     8.7%          --      --
 Construction and surety ................................      19,710     8.6%          --      --
 Healthcare .............................................      16,264     7.1%          --      --
 Property ...............................................      14,238     6.2%          --      --
 Other ..................................................      10,190     4.4%      11,670    73.6%
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 229,427   100.0%   $  15,849   100.0%
                                                            =========   =====    =========   =====

 NET PREMIUMS EARNED
 Programs ...............................................   $  43,629    31.5%   $   1,732    14.4%
 Casualty ...............................................      25,255    18.2%          --      --
 Executive assurance ....................................      16,274    11.8%          96     0.8%
 Property ...............................................      12,495     9.0%          --      --
 Construction and surety ................................       9,829     7.1%          --      --
 Healthcare .............................................       8,813     6.4%          --      --
 Professional liability .................................       8,375     6.0%          --      --
 Other ..................................................      13,834    10.0%      10,166    84.8%
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 138,504   100.0%   $  11,994   100.0%
                                                            =========   =====    =========   =====

CLIENT LOCATION:
 NET PREMIUMS WRITTEN
 United States ..........................................   $ 228,328    99.5%   $  15,849   100.0%
 Venezuela ..............................................         341     0.2%          --      --
 Japan ..................................................         209     0.1%          --      --
 Other ..................................................         549     0.2%          --      --
                                                            ---------   -----    ---------   -----
 Total ..................................................   $ 229,427   100.0%   $  15,849   100.0%
                                                            =========   =====    =========   =====

CALCULATION OF BOOK VALUE PER SHARE

The following actual book value per share calculations are based on shareholders' equity of approximately $1.5 billion and $1.4 billion at March 31, 2003 and December 31, 2002, respectively. Book value per share excludes the effects of stock options and Class B warrants.

                                                    (UNAUDITED)
                                                   MARCH 31, 2003              DECEMBER 31, 2002
                                            ---------------------------   ---------------------------
                                               COMMON                        COMMON
                                             SHARES AND                    SHARES AND
                                              POTENTIAL     CUMULATIVE      POTENTIAL     CUMULATIVE
                                               COMMON       BOOK VALUE       COMMON       BOOK VALUE
                                               SHARES        PER SHARE       SHARES        PER SHARE
                                            ------------   ------------   ------------   ------------
Common shares(1) ........................     27,977,277   $      23.76     27,725,334   $      21.48
Series A convertible preference shares ..     38,844,665   $      22.16     38,844,665   $      21.20
                                            ------------                  ------------
Common shares and potential common shares     66,821,942                    66,569,999
                                            ============                  ============

(1) Book value per common share at March 31, 2003 and December 31, 2002 was determined by dividing (i) the difference between total shareholders' equity and the aggregate liquidation preference of the Series A convertible preference shares of $815.7 million, by (ii) the number of common shares outstanding. Restricted common shares are included in the number of common shares outstanding as if such shares were issued on the date of grant.

Pursuant to the subscription agreement entered in connection with the November 2001 capital infusion (the "Subscription Agreement"), a post-closing purchase price adjustment will be calculated in November 2003 (or such earlier date as agreed upon by the Company and the investors thereunder) based on an adjustment basket. The adjustment basket will be equal to (1) the difference between value realized upon sale and the GAAP book value at the closing of the capital infusion (November 2001) (as adjusted based on a pre-determined growth rate) of agreed upon non-core businesses; plus (2) the difference between GAAP net book value of the Company's insurance balances attributable to the Company's core insurance operations with respect to any policy or contract written or having an effective date prior to November 20, 2001 at the time of the final adjustment and those balances at the closing; minus (3) reductions in book value arising from costs and expenses relating to the transaction provided under the Subscription Agreement, actual losses arising out of breach of representations under the Subscription Agreement and certain other costs and expenses. If the adjustment basket, which will be calculated by the Company's independent auditors, is less than zero, the Company will issue additional preference shares to the investors based on the decrease in value of the components of the adjustment basket. If the adjustment basket is greater than zero, the Company is allowed to use cash in an amount based on the increase in value of the components of the adjustment basket to repurchase common shares (other than any common shares issued upon conversion of the preference shares or exercise of the Class A warrants). In addition, on the fourth anniversary of the closing, there will be a calculation of a further adjustment basket based on (1) liabilities owed to Folksamerica (if any) under the Asset Purchase Agreement, dated as of January 10, 2000, between the Company and Folksamerica, and (2) specified tax and ERISA matters under the Subscription Agreement.